PROSPECTUS SUPPLEMENT NO. 19                   Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544



                            SEALED AIR CORPORATION

                       6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED JUNE 8, 2005

         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                                                           COMMON STOCK TO BE
                                                  COMMON STOCK           COMMON STOCK      BENEFICIALLY OWNED   PERCENTAGE OF
                                            BENEFICIALLY OWNED AS OF    OFFERED IN THIS        AFTER THIS         ALL COMMON
                   NAME                         JUNE 7, 2005 (1)        PROSPECTUS (1)        OFFERING (1)        STOCK (2)
                   ----                         ----------------        --------------        ------------        ---------


Federated Rural Electric Insurance
    Exchange                                           12,142               12,142                --                  --
State of Florida Division of Treasury (3)              32,142               32,142                --                  --
Travelers Indemnity Company - Commercial
    Lines (4)                                          26,857               26,857                --                  --
Virginia Retirement System (4)                         21,785               21,785                --                  --
                                 TOTAL (5)          6,160,708            6,160,708                --                  --


________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of June 7, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of June 7, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of June 7, 2005, have been converted.

3. We have been advised that Ms. Ann Houlihan may be deemed the beneficial owner of these shares by virtue of her voting control and investment discretion.

4. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control of Oaktree Capital Management, LLC, which has voting control and investment discretion with respect to these shares.

5. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.